UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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Texas Mineral Resources Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2026

TEXAS MINERAL RESOURCES CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-53482	87-0294969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

527 21st Street #44

Galveston, TX 77550

(Address of principal executive offices, including zip code)

(915) 369-2133

Registrant’s telephone number, including area code:

Securities registered pursuant to Section 12(b) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

As previously announced, on March 4, 2026, Texas Mineral Resources Corp. (“TMRC” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with USA Rare Earth, Inc. (“USAR”), Hamer Merger Sub, Inc., a wholly owned subsidiary of USAR (“Merger Sub 1”) and Hamer Merger Sub, LLC, a wholly owned subsidiary of USAR (“Merger Sub 2”). Pursuant to the Merger Agreement, TMRC will enter into a series of mergers with Merger Sub 1 and Merger Sub 2 that will result in the business of TMRC being held by a wholly owned subsidiary of USAR, and the common stock of TMRC, par value $0.01 per share (the “TMRC Stock”), being converted into the right to receive an aggregate of 3,823,328 shares of USAR common stock as merger consideration (collectively, the “Transaction”).

In connection with the Merger Agreement, USAR filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 on May 13, 2026, as amended on June 23, 2026, which was declared effective by the SEC on June 29, 2026, and which contained a proxy statement of the Company and also constituted a prospectus of USAR. The Company and USAR filed the definitive proxy statement/prospectus (the “Definitive Proxy Statement/Prospectus”) with the SEC on June 29, 2026. The Company first mailed the Definitive Proxy Statement /Prospectus to its stockholders on June 29, 2026.

Following the announcement of the Merger Agreement, and as of the date of this Current Report on Form 8-K, two lawsuits have been filed by purported stockholders of the Company as individual actions, captioned as follows: Anthony Malone v. Texas Mineral Resources Corp. et al., Index No. 654004/2026 (N.Y. Sup. Ct., County of New York July 7, 2026) and Nathan Turner v. Texas Mineral Resources Corp. et al., Index No. 654028/2026 (N.Y. Sup. Ct., County of New York July 8, 2026) (together, the “Complaints”). Additionally, the Company and USAR received several demand letters from counsel representing individual purported stockholders of the Company, demanding, among other things, certain supplemental disclosures (collectively, the “Demands” and, together with the Complaints, the “Matters”). The Matters allege, among other things, that the Company, USAR and the other named defendants caused a false and misleading registration statement relating to the Transaction to be filed with the SEC in violation of certain state securities laws and common law, Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-9 promulgated thereunder.

While TMRC and USAR specifically deny that any supplemental disclosure was or is required or necessary under applicable laws, to avoid the risk of delay of the Transaction, to minimize potential expense, uncertainties and distraction, and to provide additional information to stockholders, the Definitive Proxy Statement/Prospectus is being supplemented by this Current Report on Form 8-K. Nothing in this Current Report on Form 8-K shall be deemed to be an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

SUPPLEMENTAL DISCLOSURES TO PROXY STATEMENT/PROSPECTUS

The additional information (the “Supplemental Disclosures”) in this Current Report on Form 8-K supplements the disclosures contained in the Definitive Proxy Statement/Prospectus and should be read in conjunction with the Definitive Proxy Statement/Prospectus, which should be read in its entirety. To the extent that information set forth in the Supplemental Disclosures differs from or updates information contained in the Definitive Proxy Statement/Prospectus, the information contained in this Current Report on Form 8-K shall supersede and supplement the information contained in the Definitive Proxy Statement/Prospectus. Any page references in the information below are to pages in the Definitive Proxy Statement/Prospectus, and terms used below have the meanings set forth in the Definitive Proxy Statement/Prospectus, unless otherwise defined below. Paragraph references used herein refer to the Definitive Proxy Statement/Prospectus before any additions or deletions resulting from the supplemental disclosures included herein.

Certain Prospective Financial Information of TMRC

TMRC does not as a matter of course publicly announce projections or expectations as to future revenues, performance, financial condition or other factors. However, TMRC’s management prepared and provided to its financial advisor certain internal, prospective financial information relating to the Round Top Project (the “Prospective Financial Information”). TMRC’s management prepared that Prospective Financial Information based on their judgment and assumptions regarding the future production of the Round Top Project and the market for the substances that project yields and that information was not reviewed, verified or approved by USAR. The inclusion below of the Prospective Financial Information should not be regarded as an indication that TMRC, USAR or any of their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results and should not be relied upon as such.

The Prospective Financial Information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the Prospective Financial Information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and reflect factors whose outcomes are beyond the control of TMRC’s management. These factors include, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” TMRC believes the assumptions used in preparation of the Prospective Financial Information were reasonable as of February 26, 2026, the date that TMRC’s management prepared the Prospective Financial Information, given the information TMRC had at that time. However, important factors that may affect actual results and cause the results reflected in the Prospective Financial Information not to be achieved include, among other things, risks and uncertainties relating to TMRC’s business, industry performance, the regulatory environment, and general business and economic conditions. The Prospective Financial Information also reflects assumptions as to certain business decisions that are subject to change. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Prospective Financial Information.

Neither TMRC’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Prospective Financial Information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Prospective Financial Information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the Prospective Financial Information and should not be read to do so. The Prospective Financial Information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, NEITHER TMRC NOR USAR INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF TMRC, USAR OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY TMRC SHAREHOLDER, USAR SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

TMRC’s management based the Prospective Financial Information on several assumptions regarding the market for rare earth metals, many of which may differ substantially in the future due to changes in macroeconomic and political conditions. In addition, TMRC’s management based the Prospective Financial Information on assumptions regarding the production that could be achieved at the Round Top Project, which are inherently subjective and may not be achieved. In that regard, assumptions such as the Round Top Project’s total startup capital expenditures, annual sustaining capital expenditures , annual operating expenses, operating recoveries and others, could vary greatly between the expectations of TMRC’s management and actual results.

Certain of the Prospective Financial Information summarized herein represent measures that were not prepared in accordance with U.S. GAAP, including Unlevered Free Cash Flow. Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. TMRC’s calculation of non-U.S. GAAP financial measures may differ from others in the industry and Unlevered Free Cash Flow is not necessarily comparable with similar titles used by other companies. The non-U.S. GAAP financial measures were relied upon by TMRC’s financial advisors for purposes of their separate financial analyses and opinions. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-U.S. GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-U.S. GAAP financial measures, which would otherwise require a reconciliation of a non-U.S. GAAP financial measure to a U.S. GAAP financial measure. Reconciliations of non-U.S. GAAP financial measures were not relied upon by TMRC’s financial advisors for purposes of their separate financial analyses and opinions. Accordingly, no reconciliation of the financial measures is included in this proxy statement/prospectus.

The following table illustrates the key elements of the Prospective Financial Information, which was prepared by TMRC management on February 26, 2026 (which have not been reviewed, verified or approved by USAR).

	Round Top Project for the year ended Dec 31,
$ in millions	2027	2028	2029	2030	2031	2032
Gross Revenue	–	–	$794	$794	$794	$794
Royalty	–	–	(50)	(50)	(50)	(50)
Total Direct Costs	–	–	(318)	(318)	(318)	(318)
Cash Flow	–	–	427	427	427	427
CapEx	$455	$845	30	30	30	30
Unlevered Free Cash Flow	$(455)	$(845)	$397	$397	$397	$397
TMRC Cash Call	$41.3	$43.3
TMRC Interest (end of period) (1)	7.4%	4.1%

(1)	Based on an assumed ownership interest of 13.0% at year end 2026.

The business strategy of Round Top is to develop a metallurgical process to concentrate or otherwise extract the metals from the Round Top Project’s rhyolite, conduct additional engineering, design, geotechnical work, and permitting necessary for a bankable feasibility study and then to extract mineral resources from the Round Top Project. The Round Top Project is considered an ‘exploration stage property’ under Item 1300 of Regulation S-K, in that the Round Top Project is a property that has no mineral reserves disclosed. Mineral resources that are not mineral reserves have no demonstrated economic viability. The Round Top Project has not established as of the date hereof that any of the properties contain any probable mineral reserves or proven mineral reserves under Item 1300 of Regulation S-K nor can there be any assurance that this will occur.

TMRC made the following assumptions when preparing the Prospective Financial Information:

●	Total startup capital expenditures of $1,300 million.

●	Annual sustaining capital expenditures of 2.3% of total, or $30 million.

●	Annual operating expenses of $22.67 million.

●	Operating recoveries in line with the 2019 Preliminary Economic Assessment of the Round Top Project, Sierra Blanca, Texas, commissioned by the Round Top Project.

Prospective Financial Information of USAR

USAR did not provide any prospective financial information relating to itself, the Round Top Project or otherwise to TMRC, TMRC’s financial advisor or any other person in connection with the Transactions. USAR did not retain a financial advisor or engage anyone to prepare a fairness opinion in connection with the Transactions.

Opinion of TMRC’s Financial Advisor

Pursuant to an engagement letter dated February 8, 2026, the TMRC Board retained Roth Capital Partners, LLC (“Roth”) to render its opinion to the TMRC Board as to whether the Merger Consideration to be received by the stockholders of TMRC in connection with the Transactions pursuant to the Merger Agreement, was fair from a financial point of view.

On March 3, 2026, Roth rendered its opinion to the TMRC Board, which opinion was initially rendered orally and subsequently confirmed in writing, that, as of the date of such opinion, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review set forth in Roth’s written opinion, dated March 3, 2026 (the “Roth Fairness Opinion”), the Merger Consideration to be received by the stockholders of TMRC pursuant to the Merger Agreement, was fair from a financial point of view.

In the Roth Fairness Opinion, Roth noted that the Merger Agreement provided that each TMRC Share issued and outstanding prior to the Effective Time (other than any TMRC Shares as to which dissenters’ rights have been properly exercised and TMRC Shares owned by USAR, TMRC or any of their respective direct or indirect wholly owned subsidiaries) will be converted into the right to receive a pro rata portion of the 3,823,328 USAR Shares issuable to the TMRC stockholders as the Merger Consideration, based on the exchange ratio set forth in the Merger Agreement.

The full text of the Roth Fairness Opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Roth in rendering such opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated by reference in its entirety to this proxy statement/prospectus. The Roth Fairness Opinion was prepared for the information and use of the TMRC Board (in its capacity as such) in connection with its consideration of the Transaction. The Roth Fairness Opinion was not intended to be used for any other purpose without Roth’s prior written approval in each instance, except as expressly provided for in the Roth Fairness Opinion. Roth has consented to the use of the Roth Fairness Opinion in this proxy statement/prospectus.

The Roth Fairness Opinion did not address TMRC’s underlying business decision to enter into the Merger Agreement or complete the Transaction, or the relative merits of the Transaction, as compared to any alternative transactions that were or may be available to TMRC, and does not constitute a recommendation to the TMRC Board or to any stockholder of TMRC as to how such stockholder should vote with respect to the Transactions or any other matter. The following summary of the Roth Fairness Opinion is qualified in its entirety by reference to the full text of such opinion.

For purposes of the Roth Fairness Opinion and in connection with Roth’s review, Roth, among other things:

●	reviewed a draft of the Merger Agreement;

●	reviewed certain publicly available information relating to USAR, including: (i) reported prices and trading activity for the USAR Shares; (ii) USAR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and its subsequently filed Quarterly Reports on Form 10-Q; and (iii) equity research analyst estimates and target price ranges relating to USAR’s business, earnings, cash flow, assets, liabilities and prospects;

●	performed a discounted cash flow analysis of USAR based on publicly available equity research analyst forecasts and certain other assumptions, as directed by TMRC’s management;

●	conducted discussions with members of the senior management of TMRC concerning the business, operations, financial condition and prospects of TMRC and its proportionate interest in the assets, liabilities, and operations of RTMD;

●	reviewed certain publicly available information relating to TMRC, including: (i) reported prices and trading activity for the TMRC Shares; (ii) TMRC’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025, and its subsequently filed Quarterly Reports on Form 10-Q; and (iii) the 2019 Preliminary Economic Assessment of the Round Top Project, Sierra Blanca, Texas, commissioned by the Round Top Project (the “Preliminary Economic Assessment”);

●	reviewed financial projections and forecasts, including the Prospective Financial Information, prepared by the management of TMRC relating to the future performance of TMRC and the Round Top Project, including TMRC’s expected future ownership stake therein, and performed a discounted cash flow analysis based on such projections and forecasts;

●	reviewed and analyzed certain publicly available financial and other information of selected publicly traded companies that Roth deemed relevant and compared such information to that of USAR and TMRC;

●	participated in discussions with representatives of the TMRC Board and its legal advisors regarding TMRC’s business, the Round Top Project, and certain other matters that Roth deemed relevant for purposes of rendering its opinion; and

●	performed such other analyses, including detailed financial analyses, and considered such other factors as Roth deemed appropriate for the purpose of reviewing the proposed Transactions and rendering its opinion.

In rendering its opinion, Roth assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Roth by or through the TMRC Board. Roth further relied upon the assurances of the management of TMRC that such information does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in any material respect.

With respect to financial projections of TMRC, Roth was advised by the management of TMRC, and has assumed, that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of TMRC for the future financial performance of TMRC. Roth does not express any view as to the assumptions on which such projections are based or the assumed probabilities associated with future events contemplated thereby. The financial projections included in this proxy statement/prospectus were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants. The financial projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, TMRC’s management. BDO USA, P.C., Ham, Langston & Brezina, L.L.P., and PricewaterhouseCoopers Auditores Independentes Ltda have not audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the financial projections included in this proxy statement/prospectus. Accordingly, BDO USA, P.C.; Ham, Langston & Brezina, L.L.P., and PricewaterhouseCoopers Auditores Independentes Ltda do not express an opinion or any other form of assurance with respect thereto. The reports of BDO USA, P.C., Ham, Langston & Brezina, L.L.P., and PricewaterhouseCoopers Auditores Independentes Ltda, incorporated by reference/included in this Form S-4 relate to previously issued financial statements and do not extend to the forecasted financial information, and should not be read to do so.

Further, no other independent accountants have compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or the achievability thereof, and, accordingly, such independent accountants assume no responsibility for, and disclaim any association with, the forecasted financial information. The reports of such independent accountants included or incorporated by reference herein, as applicable, relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement/prospectus and should not be read to do so. The forecasted financial information included in this proxy statement/prospectus speaks only as of the date on which such information was prepared, and neither USAR or TMRC undertakes any obligation, other than as required by applicable law, to update the forecasted financial information included herein to reflect events or circumstances after the date the forecasted financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

In rendering its opinion, Roth was not provided with, and did not rely upon, any non-public financial projections or internal forecasts of USAR, including its interest in the Round Top Project, and Roth’s analyses of USAR and its interest in the Round Top Project were based solely upon publicly available information, including publicly filed reports and publicly available equity research analyst estimates.

Roth assumed that the final executed Merger Agreement would not differ in any material respect from the draft Merger Agreement reviewed by Roth and that the Transactions would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Roth also assumed that, in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on TMRC or the contemplated benefits expected to be derived from the proposed Transaction.

Roth is not a legal, tax, accounting or regulatory advisor, and expressed no opinion as to legal, tax, accounting or regulatory matters. Roth relied upon, without independent verification, the assessment of TMRC and its legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters. Accordingly, the Roth Fairness Opinion does not address any legal, tax, accounting or regulatory matters, as to which Roth understood that TMRC had obtained such advice as it deemed necessary from qualified professionals.

Roth did not perform any independent valuations or appraisals of any of the assets or liabilities (fixed, contingent or other) of TMRC or USAR, and has not been furnished or provided with any such appraisals or valuations. Roth did not undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which TMRC, USAR, or any of their respective affiliates is a party or may be subject, did not make any assumptions concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Roth assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by or through the TMRC Board with respect to the Round Top Project, including the information set forth in the Preliminary Economic Assessment. Roth did not conduct any independent technical or geological audit of the Round Top Project, and expressed no view on the technical feasibility thereof.

The Roth Fairness Opinion was necessarily based on the economic, monetary, market, financial and other conditions as they existed and could have been evaluated as of the date of the Roth Fairness Opinion. Events occurring after the date of the Roth Fairness Opinion could materially affect the assumptions used in preparing the Roth Fairness Opinion. Roth does not have any obligation or responsibility to update, reaffirm or revise the Roth Fairness Opinion or otherwise comment upon any circumstances, developments or events occurring after the date of the Roth Fairness Opinion.

Roth is a nationally recognized investment banking firm that provides financial advisory services and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes. Roth was selected by TMRC based on Roth’s experience, expertise, reputation and familiarity with TMRC. The TMRC Board did not impose any limitations on Roth with respect to the investigations made or procedures followed in rendering its opinion. The Roth Fairness Opinion was approved by an authorized internal fairness committee at Roth in accordance with its customary practice.

The Roth Fairness Opinion was limited to and addressed only the fairness of the consideration to be received by the stockholders of TMRC pursuant to the Merger Agreement to the extent expressly set forth in the Roth Fairness Opinion. Roth was not asked to, nor did Roth offer any opinion on, and the Roth Fairness Opinion did not address, any other aspect or implication of the Merger Agreement or any agreement, arrangement or understanding entered into in connection with the Merger Agreement or otherwise, including, without limitation, the basic business decision to proceed with or effect the Transactions, the independent fair value of TMRC, or the fairness of the amount or nature of any compensation to any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, relative to the consideration in the Merger Agreement. Further, Roth expressed no opinion on the relative merits of the Merger Agreement as compared to any alternative business strategies that might exist for TMRC, the underlying business decision of the Company to proceed with the Merger Agreement, or the effects of any other transaction in which TMRC might engage. In addition, the Roth Fairness Opinion did not address the solvency or viability of TMRC or USAR before or after the consummation of the Transaction.

In connection with its engagement by the TMRC Board, Roth agreed to receive a fee of $350,000 upon the delivery of the Roth Fairness Opinion, payable in cash. This fee was determined by Roth and proposed to the TMRC Board. In addition, Roth is entitled to receive an advisory fee for its services as financial advisor to TMRC in connection with the Transactions in an amount equal to 0.75% of the aggregate consideration paid to or received by TMRC in connection with the Transactions (or $706,551 at the closing price of a USAR Share on June 18, 2026), contingent upon the completion of the Transactions. Such advisory fee will be paid in cash at the time of, and as a condition to, the closing of the Transactions. The advisory fee is independent of any consideration for issuance of the Roth Fairness Opinion. TMRC has agreed to indemnify Roth against certain liabilities. Roth will also be reimbursed for certain expenses in connection with its services up to a limit of $35,000 for all expenses, which limit may be modified with the consent of TMRC.

Roth is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, Roth and its affiliates may acquire, hold or sell, for Roth’s or its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of TMRC and the other parties to the Transactions, and, accordingly, may at any time hold a long or a short position in such securities. Except as described above or as set forth below, Roth has not had a material relationship with, nor has it otherwise received any fees from TMRC, USAR or any other party to the Transactions during the two years preceding the date hereof. During the two years preceding the date hereof, Roth has had certain investment banking relationships with USAR. In April 2025, Roth was engaged by USAR to act as a co-placement agent in connection with a private placement of its securities, which offering generated gross proceeds to USAR of approximately $75 million, and for which Roth received aggregate compensation of approximately $450,000 in connection with such engagement.

Summary of Material Financial Analyses

The following is a summary of material financial analyses prepared, or reviewed, by Roth and discussed with the TMRC Board in connection with the rendering of the Roth Fairness Opinion:

●	selected publicly traded comparable companies analysis with respect to USAR and the Round Top Project, performed by Roth;

●	net asset valuation analysis with respect to the Round Top Project and TMRC’s ownership interest therein, performed by Roth; and

●	discounted cash flow analysis with respect to USAR performed by Roth.

The order in which the analyses are listed above and described below does not represent the relative importance or weight given to the analyses by Roth. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand such analyses, the tables must be read together with the text of the related summary. The tables alone do not constitute a complete description of Roth’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 3, 2026, and is not necessarily indicative of current market conditions.

Selected Public Companies Analysis

Roth analyzed publicly available financial and stock market data for (i) eight selected publicly traded companies operating in the lithium and industrial mineral and hard rock rare earth mining industry with market capitalizations ranging from $62 million to $13.5 billion as of the Valuation Date for USAR (collectively, the “USAR selected companies”), and (ii) six selected publicly traded companies that have majority ownership in hard rock rare mineral mining projects with market capitalizations ranging from $80 million to $13.5 billion as of the Valuation Date for the Round Top Project (collectively, the “Round Top Project selected companies”).

Selected Public Companies Analysis for USAR

Roth selected the following publicly traded companies as the USAR selected companies that it considered generally relevant for the analysis for USAR:

●	Lynas Rare Earths Limited; enterprise value of $12,873 million

●	MP Materials Corp.; enterprise value of $10,519 million

●	Liontown Limited; enterprise value of $3,864 million

●	Critical Metals Corp.; enterprise value of $1,195 million

●	Dateline Resources Limited; enterprise value of $1,017 million

●	Arafura Rare Earths Limited; enterprise value of $501 million

●	Australian Strategic Materials Ltd; enterprise value of $312 million

●	Resolution Minerals Ltd; enterprise value of $61 million

Roth reviewed various financial metrics of the USAR selected companies, including enterprise value. The enterprise values above were calculated as fully diluted equity values based on the closing stock prices on the Valuation Date, plus, if applicable for each company, total debt (excluding leases), preferred equity, and non-controlling interests minus cash and cash equivalents.

These enterprise values were analyzed as multiples of estimated revenue for calendar year 2027. The financial data for the USAR selected companies was sourced from publicly available data obtained from public filings with the SEC and other data sources. Based on Roth’s judgment and experience, the analysis excludes the highest and lowest 25% of revenue multiples for the eight USAR selected companies. After excluding these data points, the overall low to high calendar year 2027 estimated revenue multiples observed for the USAR selected companies were 5.1x to 9.8x (with an overall median of 7.0x). Roth applied the above selected ranges for projected calendar year 2027E to corresponding data for USAR.

This analysis resulted in the reference ranges of implied value per USAR Share set forth below. These are based on assumed 2027 revenue of USAR of $281 million.

	Multiples		Implied Value Per Share
	Low	High	Low	High
EV/CY 2027P Revenue(1)	5.1x	9.8x	$14.95	$20.89

(1)	“EV” refers to enterprise value and “CY” refers to calendar year.

Selected Public Companies Analysis for the Round Top Project and Net Asset Value for TMRC

Roth selected the following publicly traded companies as the Round Top Project selected companies that it considered generally relevant for the analysis for the Round Top Project:

●	Lynas Rare Earths Limited — Mt Weld; enterprise value of $12,855 million

●	MP Materials Corp. — Mountain Pass; enterprise value of $10,515 million

●	Arafura Rare Earths Limited — Nolans; enterprise value of $501 million

●	Rare Element Resources — Bear Lodge; enterprise value of $267 million

●	VHM Limited — Goschen; enterprise value of $77 million

●	Defense Metals Corp. — Wicheeda; enterprise value of $68 million

Roth reviewed various financial metrics of the Round Top Project selected companies, including enterprise values, which were calculated as fully diluted equity values based on the closing stock prices on the Valuation Date, plus, if applicable for each company, total debt (excluding leases), preferred equity, and non-controlling interests minus cash and cash equivalents. Roth also reviewed each Round Top Project selected company’s ownership percentage in mining projects, including Total Rare Earth Element (TREE) and Net Asset Value (NAV) of each project as of the Valuation Date.

The enterprise values were analyzed as multiples of TREE and the NAVs were analyzed as multiples of price as of the Valuation Date. The financial and mining project data for the Round Top Project selected companies was sourced from publicly available data obtained from public filings with the SEC, each project’s technical and feasibility reports, and other data sources, and subject to the following:

●	Based on Roth’s judgment and experience, the analysis excludes the highest and lowest 25% of TREE multiples for the six Round Top Project selected companies. After excluding these data points, the overall low to high estimated TREE multiples observed for the Round Top Project selected companies were $170 million to $2.5 billion (with an overall median of $698 million). That range was further adjusted for TMRC’s expected ownership and divided by the number of TMRC Shares outstanding, which resulted in share price range of $0.19 to $2.69 per TMRC Share.

The NAV analysis is a “forward looking” methodology and is based on projected future cash flows to be generated by the Round Top Project over a 22-year projection period, which are then discounted back to the Valuation Date. This methodology has three primary components: (i) the present value of projected standalone unlevered, free cash flows for the determined period, (ii) the projection of TMRC’s equity interest in the project over this period, as a result of expected cash calls and estimated dilution thereof, and (iii) the WACC used to discount such future cash flows back to the present.

For purposes of the NAV analysis, Roth utilized TMRC’s management assumptions and projected cash flows for the Round Top Project based on publicly available information, as well as certain other assumptions as directed by TMRC’s management. In performing its NAV analysis, Roth calculated ranges of the estimated present values of the unlevered, free cash flows of the Round Top Project for its 22-year projection period by applying discount rates, as of the Valuation Date, ranging from 10% to 20%, reflecting Roth’s estimates of the Round Top Project’s WACC. The WACC was calculated using a cost of equity of 16.4% and a cost of debt of 7.2%. Roth further calculated the implied value attributable to TMRC, based on forecasted ownership percentage of 4.12%, accounting for expected cash calls and resulting dilution. The value was further adjusted by estimated price to NAV multiples observed for the Round Top Project selected companies, as specified below:

●	Based on Roth’s judgment and experience, the analysis excludes the highest and lowest 25% of price to NAV multiples for the six Round Top Project selected companies. After excluding these data points, the overall low to high estimated price to NAV multiples observed for the Round Top Project selected companies were 0.08x to 0.88x (with an overall median of 0.61x). Roth subtracted the above selected ranges to derive a range for TMRC’s Adjusted NAV Per Share using TMRC’s management projected 2028 ownership interest in the Round Top Project of 4.12%.

This analysis resulted in the reference ranges of implied value per TMRC Share set forth below.

	Multiples(1)		Implied Value Per Share
	Low	High	Low	High
EV/Total Rare Earth Element(2)	$170	$2,453	$0.19	$2.69
TMRC Adjusted NAV	0.08x	0.88x	$0.07	$1.39

(1)	Dollar amounts are in millions of United States dollars.
(2)	“EV” refers to enterprise value.

Discounted Cash Flow Analysis

The discounted cash flow analysis is a “forward looking” methodology and is based on projected future cash flows to be generated by USAR which are then discounted back to March 3, 2026 (the “Valuation Date”). This methodology has three primary components: (i) the present value of projected standalone unlevered, after-tax free cash flows for a determined period, (ii) the present value of the terminal value of cash flows (representing firm value beyond the time horizon on the projection), and (iii) the weighted average cost of capital (“WACC”) used to discount such future cash flows and terminal value back to the present.

For purposes of the discounted cash flow analysis, Roth utilized publicly filed reports and publicly available equity research analyst forecasts and certain other assumptions, as directed by TMRC’s management, to calculate USAR’s projected standalone unlevered, after-tax free cash flows for the calendar years ending December 31, 2025 through December 31, 2030. These estimates are set forth below.

	USAR (estimate)
$ in millions	2026	2027	2028	2029	2030
Unlevered Free Cash Flow	$(69.8)	$(178.7)	$(350.4)	$(83.3)	$308.7

The equity research analyst consensus forecasts that Roth utilized included those by The Benchmark Company, LLC (published on January 27, 2026), Cantor Fitzgerald & Co. (published on January 30, 2026), Roth Capital Partners, LLC (published on January 26, 2026), Canaccord Genuity Group, Inc. (published on January 26, 2026), and William Blair & Company, LLC (published on January 27, 2026).

In performing its discounted cash flow analysis, Roth calculated ranges of the estimated present values of the unlevered, after-tax free cash flows of USAR forecasted to generate for 2025 to 2030 by applying discount rates, as of the Valuation Date, ranging from 13.8% to 17.8%, reflecting Roth’s estimates of USAR’s WACC, as further described below.

Roth used a cost of equity of 16.1% and a cost of debt of 7.2% when calculating USAR’s WACC. Roth further calculated terminal values by applying EBITDA exit multiples ranging from 11.7x to 15.7x to USAR’s terminal year 2030E EBITDA of $966 million.

Roth’s analysis uses the median EBITDA exit multiple from the eight USAR Selected Companies (13.7x) as the midpoint, developing a range by subtracting and adding 2x to establish the low and high ends for its discounted cash flow analysis. After applying these data points, the overall low to high calendar year 2027 estimated EBITDA multiples observed for the USAR Selected Companies were 11.7x to 15.7x (with an overall median of 13.7x). Roth’s estimate of USAR’s terminal year 2030E EBITDA was based upon equity research analyst consensus.

The WACC was calculated by adding (i) the estimated market value of equity as a percentage of the total market value of USAR’s capital multiplied by USAR’s estimated cost of equity, and (ii) the estimated market value of debt as a percentage of the total market value of USAR’s capital multiplied by USAR’s estimated after-tax market cost of debt. The estimated market value of USAR’s debt and equity were calculated using the average debt to equity ratios of the comparable publicly traded companies. The estimated cost of equity was calculated using the capital asset pricing model, which took into account the betas of comparable publicly traded companies, the risk-free rate, a historical equity market risk premium and a historical small capitalization risk premium, which risk premiums were sourced from the 2024 Kroll Cost of Capital Module. The estimated cost of debt was based on publicly available data as of the Valuation Date.

The discounted cash flow analysis resulted in USAR’s implied value per share range of $30.15 and $43.61, implying a premium to USAR’s shareholders in comparison to USAR’s share price of $19.42 as of the Valuation Date.

Miscellaneous

This summary is not a complete description of the Roth Fairness Opinion or the underlying analyses and factors considered in connection with such opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to a partial analysis or summary description. Roth believes that its analyses described above must be considered as a whole and that considering any portion of such analyses or factors considered without considering all such analyses and factors could create a misleading or incomplete view of the processes underlying Roth’s analyses and its opinion. In arriving at its fairness determination, Roth considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. In performing its analyses, Roth made numerous assumptions with respect to industry performance and general business and economic conditions, such as industry growth, inflation, interest rates and many other matters, many of which are beyond the control of TMRC, USAR and their respective advisors. Any estimates used in Roth’s analyses, and the results derived from such analyses, are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company selected for the analyses described above is identical to TMRC and/or USAR.

In conducting its analyses and arriving at its opinion, Roth utilized a variety of valuation methods. The analyses were prepared solely for the purpose of enabling Roth to provide its opinion to the TMRC Board as to the fairness, from a financial point of view, of the Merger Consideration to be received by the stockholders of TMRC pursuant to the Merger Agreement as of the date of the Roth Fairness Opinion, and do not purport to be appraisals or necessarily reflect the prices at which these companies or securities may actually be sold, which are inherently subject to uncertainty.

The terms of the Transactions were determined through arm’s-length negotiations between TMRC and USAR and were approved by the TMRC Board and the USAR Board. The decision to enter into the Merger Agreement by TMRC was solely that of the TMRC Board. Roth did not make any recommendations as to any specific consideration to TMRC or the TMRC Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Transactions. In addition, Roth was not authorized to, and did not, solicit any expressions of interest from any other parties with respect to any transaction involving TMRC or USAR, or review other alternative business combinations or transactions that TMRC could pursue. As described above, the Roth Fairness Opinion and the presentation of such opinion to the TMRC Board by Roth were among a number of factors taken into consideration by the TMRC Board in making its determination to approve the Merger Agreement, the Transactions and the other transactions contemplated thereby, including the factors described elsewhere in this proxy statement/prospectus.

Cautionary Note Regarding Forward Looking Statements

Certain matters discussed in this communication are or contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements concerning the following: the Transaction, the expected timing and completion of the Transaction and the expected benefits of the Transaction including anticipated financial results and synergies; USAR’s financing arrangement with the U.S. Department of Commerce (the “DOC”); USAR’s proposed acquisition of Serra Verde Group (“SVG”); USAR’s business plans, strategy, goals and prospects, USAR’s plans for and prospects of its other acquisitions, investments and other business development activities, including the announced Carester SAS (“Carester”) transaction and other statements regarding USAR’s expectations for future development, operations, strategies, transactions and financial performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “growth,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “propose,” “should,” “target,” “vision,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements are subject to risks and uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from expectations, including without limitation: risks that the Transaction, or the proposed transactions with SVG and Carester, may not be consummated on their anticipated timelines or at all; USAR may not realize the anticipated benefits of the Transaction, or its other proposed and prior acquisitions, including expected synergies, financial performance, estimated earnings before interest, taxes, depreciation and amortization and, in the case of SVG, integration of operations, on the anticipated timeline or at all; the ability of USAR’s magnet manufacturing facility in Stillwater, Oklahoma (the “Stillwater facility”) or other future magnet manufacturing facilities to commence commercial operations on the timing and with the production capacity anticipated or at all; USAR’s limited operating history; USAR’s ability to commercially extract minerals from the Round Top deposit in Texas on USAR’s anticipated timeline or at all; risks that USAR may experience delays, unforeseen expenses, increased capital costs, and other complications in operating its business; USAR’s ability to raise necessary capital on acceptable terms or at all; potential dilution to existing stockholders and adverse effect on USAR’s stock price if it issues additional common stock or equity-linked securities; the volatility of USAR’s stock price; USAR’s ability to satisfy project milestones and other conditions to disbursement under its financing arrangement with the DOC on the anticipated timeline or at all; USAR’s dependence on continued governmental support for the DOC financing transactions, which remains subject to changes in laws, regulations, administrations and appropriations; extensive affirmative and negative covenants, domestic content and national security guardrail provisions and ongoing reporting obligations in the DOC financing agreements that restrict USAR’s operational and financial flexibility; the risk that defaults under the DOC funding agreements could trigger cross-defaults across USAR’s financing arrangements; the impact of the DOC’s equity interest in USAR on USAR’s ability to pursue strategic transactions and on its relationships with customers, suppliers, partners and other counterparties; the availability of rare earth oxide, metal feedstock and other materials, utilities (including power and water) and equipment in quantities and prices that allow USAR to develop and commercially operate its Stillwater facility and other facilities; USAR’s ability to meet individual customer specifications and manufacture a consistently high quality product; fluctuations in demand for and prices of USAR’s products, including without limitation as a result of dumping, predatory pricing and other tactics by its competitors or state actors or the overall competitive environment; USAR’s ability to achieve positive cash flow or profitability or the ability to access cash flow within its corporate structure due to restrictions contained in its financing agreements; USAR’s ability to convert current commercial discussions and/or memorandums of understanding with customers for the sale of its neo magnets and other products into definitive orders; geopolitical developments or disruptions, such as changes in the political environment, export/import or environmental policy of the People’s Republic of China, the United States or other countries in which USAR operates or sells products or otherwise; war, terrorism, natural disasters or public health emergencies; USAR’s ability to retain or recruit key personnel; environmental, health and safety regulations; and USAR’s ability to comply with requirements for federal, state and local government incentives and financing.

Additional risks and detailed information regarding factors that may cause actual results to differ materially has been and will be included in both USAR’s and TMRC’s filings with the SEC. Any forward-looking statements speak only as of the date of this communication (or such other date as is specified in such statements), and neither USAR nor TMRC undertake any obligation to update any forward-looking statements as a result of new information or future events or developments, except to the extent required by law.

Additional Information and Where to Find It

In connection with the Transaction, USAR filed with the SEC a registration statement on Form S-4 (as amended on June 23, 2026, and declared effective by the SEC on June 29, 2026, the “Registration Statement”) which contained (i) a proxy statement of TMRC distributed to TMRC’s stockholders in connection with TMRC’s solicitation of proxies for the vote by its stockholders with respect to the Transaction and other matters described in the Registration Statement and (ii) a prospectus of USAR for the issuance of USAR common stock in the Transaction. TMRC and USAR filed the Definitive Proxy Statement/Prospectus with the SEC on June 29, 2026. TMRC first mailed the Definitive Proxy Statement to its stockholders on June 29, 2026. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT ARE OR WILL BE FILED WITH OR FURNISHED TO THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.

Investors and security holders are able to obtain free copies of the Definitive Proxy Statement/Prospectus and other documents containing important information about USAR, TMRC and the Transaction through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with or furnished to the SEC by USAR are available free of charge on USAR’s website at investors.usare.com or by contacting USAR’s Investor Relations department by email at IR@usare.com. Copies of the documents filed with or furnished to the SEC by TMRC are available free of charge at www.sec.gov or by contacting TMRC’s Investor Relations department by email at amarchese@tmrcorp.com. The information included on, or accessible through, USAR or TMRC’s website is not incorporated by reference into this communication.

Participants in Solicitation

USAR, TMRC and certain of their respective directors and executive officers and other members of their respective management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.

Information about the directors and executive officers of USAR and TMRC, including a description of their direct or indirect interests, by security holdings or otherwise, is contained, or incorporated by reference, in the Definitive Proxy Statement/Prospectus. Additional information about the directors and executive officers of USAR, including a description of their direct or indirect interests, by security holdings or otherwise, is contained in USAR’s definitive proxy statement on Schedule 14A, filed with the SEC on April 23, 2026, which is available free of charge at the SEC’s website at www.sec.gov, and at the following URL: https://www.sec.gov/Archives/edgar/data/1970622/000121390026047155/ea0287130-01.htm.

Any changes in the holdings of USAR’s securities by USAR’s directors or executive officers or in the holdings of TMRC’s securities by TMRC’s directors or executive officers from the amounts described in their respective Form 10-Ks will be reflected in Statements of Changes in Beneficial Ownership on Form 4 or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC and available at the SEC’s website at www.sec.gov.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval on the Transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS MINERAL RESOURCES CORP.

Dated: July 17, 2026	By:	/s/ Wm. Chris Mathers
Name: Wm. Chris Mathers
Title: Chief Financial Officer